Exhibit 99.1

Contact: Stephen Gibson	FOR IMMEDIATE RELEASE
Tel: 703/647-8700	May 14, 2010
E-mail: sgibson@allbrittontv.com

ALLBRITTON COMMUNICATIONS COMPANY

ANNOUNCES FINAL TENDER RESULTS

Arlington, VA, May 14, 2010 –

Allbritton Communications Company, a Delaware corporation (the “Company”), has received and accepted for purchase an additional $10,000 aggregate principal amount of its outstanding 7 3/4% Senior Subordinated Notes due 2012 (the “Tender Notes”), which were validly tendered and not withdrawn by 12:00 midnight, New York City time, on May 13, 2010 (the “Expiration Date”).

In accordance with the terms of the Offer to Purchase dated April 16, 2010, on May 14, 2010, the Company will pay the total consideration of $985.42 per $1,000 aggregate principal amount of the Tender Notes to the holders thereof. During the tender offer period, approximately $405.4 million in aggregate principal amount of the Company’s outstanding 7 3/4% Senior Subordinated Notes due 2012 were validly tendered and not withdrawn, leaving approximately $49.6 million in aggregate principal amount of the Company’s outstanding 7 3/4% Senior Subordinated Notes due 2012 outstanding as of May 14, 2010.

As previously announced, any of the Company’s 7 3/4% Senior Subordinated Notes (the “2012 Notes”) not validly tendered on or prior to the Expiration Date will be redeemed for cash on June 1, 2010. On and after the redemption date, the 2012 Notes will no longer be outstanding, interest will cease to accrue thereon and all rights of the holders of the 2012 Notes will cease, except for the right to receive the redemption price without additional interest thereon.

The Company

The Company owns and operates, itself or through affiliates, the ABC network television stations in Washington, DC (WJLA), Harrisburg, PA (WHTM), Roanoke-Lynchburg, VA (WSET), Birmingham-Tuscaloosa-Anniston, AL (WCFT/WJSU), Little Rock, AR (KATV), and Tulsa, OK (KTUL). In addition, the Company operates the 24-hour local cable news channel in Washington, DC, NewsChannel 8.

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Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein are forward-looking statements. Forward-looking statements reflect current expectations and projections about future events, and thus involve uncertainty and risk. It is possible that future events may differ from expectations due to a variety of risks and other factors such as those described in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009, as updated by subsequent Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this press release are based on certain assumptions and analyses made in light of the Company’s experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. The Company does not intend to update any particular forward-looking statements contained in this press release.

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